Exhibit 10.2
Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan
2019 Addendum

This Addendum to the Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan (the "Plan") is effective for the Plan year commencing on January 1, 2019 (the "2019 Plan Year") and is intended to set forth certain provisions of the Plan that are determined at the discretion of the Compensation Committee of the Enterprise Bancorp Board of Directors (the "Compensation Committee"). Plan eligibility and Plan contributions will be reviewed annually by the Compensation Committee.

Plan Eligibility
The Chief Executive Officer and individuals with an officer status of Executive Vice President will be eligible for Plan contributions.

Employer Plan Contribution
Plan contributions will be made annually on or before March 15 of the year following the plan year and will be as follows for 2019:

Service Based ContributionsA service-based contribution of $18,000 will be made for the following Executive Vice Presidents for 2019:

•	Chief Financial Officer & Treasurer

•	Managing Director of Wealth Management & Chief Operating Officer

A service-based contribution of $75,000 will be made for the Chief Executive Officer for 2019.

Performance Based Contributions
Executive Vice Presidents will each receive an additional contribution if the specified performance metric is met:

	.5	.75	Target	1.25	1.5
Net Income Metric	$28.50M	$30.679M	$32.857M	$33.857M	$34.857M
Contribution Amount	$3,500	$5,250	$7,000	$14,000	$21,000

Chief Executive Officer will receive an additional contribution if the specified performance metric is met:

	.5	.75	Target	1.25	1.5
Net Income Metric	$28.50M	$30.679M	$32.857M	$33.857M	$34.857M
Contribution Amount	$12,500	$18,750	$25,000	$37,500	$50,000